EXHIBIT 99.1

SOUTH STREET FINANCIAL CORP.

155 WEST SOUTH STREET

ALBEMARLE, NC 28001

PRESS RELEASE

Contact:	R. Ronald Swanner	Christopher F. Cranford
	President and Chief Executive Officer	Chief Financial Officer
	(704) 982-9184	(704) 982-9184

SOUTH STREET FINANCIAL CORP. (SSFC) ANNOUNCES SHAREHOLDERS OVERWHELMINGLY APPROVE NEW SERIES A PREFERRED STOCK AND SHARE CONVERSION

ALBEMARLE, N.C. – March 20, 2007 – The Board of Directors of South Street Financial Corp. (NASDAQ-GM: SSFC) announces that the Company’s shareholders overwhelmingly approved two amendments to the Company’s Articles of Incorporation at a special meeting of the shareholders on March 20, 2007. The first amendment authorizes the creation of 500,000 shares of a new Series A Preferred stock (“Preferred Stock”). The second amendment converts all shares of common stock held by record shareholders of less than 750 shares of common stock into shares of the Series A Preferred stock on a one-for-one basis (the “Conversion”).

The Company will file Articles of Amendment with the North Carolina Secretary of State providing that the creation of the Preferred Stock and the Conversion will be effective at 11:59 p.m. Eastern Time on March 22, 2007 (the “Effective Time”). For a period of thirty days following the Effective Time, those shareholders holding shares of Preferred Stock as a result of the Conversion will be entitled to sell such shares to the Company at $10.00 a share. A letter will be mailed to those shareholders who, according to the Company’s stock record books, owned less than 750 shares of the Company’s common stock at the Effective Time and, as a result, will thereafter own Preferred Stock. The Conversion will not affect the shares of any shareholder who owns 750 or more shares of common stock as of the Effective Time (or who holds any number of common stock shares in street name), and these shareholders will continue to own their shares of the Company’s common stock after the Conversion.

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